Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2002, relating to the consolidated financial statements and financial statement schedules of Polycom, Inc., which appears in Polycom, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 23, 2002